UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2007

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VALIDUS HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

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Bermuda	001-33606	98-0501001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19 Par-La-Ville Road, Hamilton, HM 11 Bermuda
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 278-9000

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 25, 2007, Validus Holdings, Ltd. (the “Company”) entered into the First Amendment to each of its Three-Year Unsecured Letter of Credit Facility Agreement, dated as of March 12, 2007 and its Five-Year Secured Letter of Credit Facility Agreement, dated as of March 12, 2007  (together, the "Credit Facilities"), among the Company, Validus Reinsurance, Ltd., the Lenders party thereto, and JPMorgan Chase Bank, National Association, as administrative agent, to provide for, among other things, additional capacity to incur up to $100 million under a new Funds at Lloyd's Letter of Credit Facility ("Funds at Lloyd's Letter of Credit Facility") to support underwriting capacity provided to Talbot 2002 Underwriting Ltd through Syndicate 1183 at Lloyd’s of London for the 2008, 2009 and prior underwriting years of account.  The amendment also modifies certain provisions in the Credit Facilities in order to permit dividend payments on existing and future preferred and hybrid securities notwithstanding certain events of default.  Validus anticipates that the new Funds at Lloyd's Letter of Credit Facility will be provided by a group of banks arranged by ING Bank N.V. and Lloyds TSB Bank PLC and will be available beginning in November 2007.  Validus has agreed to indicative terms with ING Bank N.V. and Lloyd's TSB Bank PLC, subject to credit approval and finalization of documentation.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1
First Amendment dated as of October 25, 2007 to each of the Three-Year Unsecured Letter of Credit Facility Agreement dated as of March 12, 2007 and the Five-Year Secured Letter of Credit Facility Agreement dated as of March 12, 2007, among Validus Holdings, Ltd., Validus Reinsurance, Ltd., the Lenders party thereto and JPMorgan Chase Bank, National Association, as administrative agent for the Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 26, 2007

VALIDUS HOLDINGS, LTD.
(Registrant)

By: /s/ Joseph E. (Jeff) Consolino
Name: Joseph E. (Jeff) Consolino
Title: Executive Vice President & Chief Financial Officer